Exhibit 99.2

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES

COMMENCEMENT OF CASH TENDER OFFER FOR

7.50% SENIOR NOTES DUE 2012

Boston, Massachusetts – May 27, 2009 – American Tower Corporation (NYSE: AMT) announced today that it has commenced a cash tender offer for any and all of its outstanding $225,000,000 7.50% senior notes due 2012 (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase, dated May 27, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal. The tender offer documents more fully set forth the terms and conditions of the tender offer.

The tender offer will expire at 11:59 p.m., New York City time, on June 23, 2009, (the “Expiration Date”) unless extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw or amend the tender offer at any time subject to applicable law.

Holders who validly tender their Notes on or prior to 5:00 p.m., New York City time, on June 9, 2009 (the “Early Tender Date”) will be eligible to receive the total consideration of $1,021.25 per $1,000 principal amount of Notes validly tendered, which includes an early tender premium of $30 per $1,000 principal amount of Notes validly tendered (the “Early Tender Premium”). Additionally, accrued and unpaid interest will be paid on any 2012 Notes accepted for purchase up to, but not including the Final Payment Date (as defined below) or the Early Payment Date (as defined below), as the case may be.

Any tender of Notes may be validly withdrawn at any time on or prior to 5:00 p.m., New York City time, on June 9, 2009, unless extended. Holders who tender Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium.

The Company has reserved the right to accept for purchase at any time following the Early Payment Date but prior to the Expiration Date (the “Early Acceptance Time”) all Notes then validly tendered. If the Company elects to exercise this option, it will pay for such Notes on a date (the “Early Payment Date”) promptly following the Early Acceptance Time. On the Early Payment Date, the Company will also pay accrued and unpaid interest up to, but not including, the Early Payment Date on the Notes accepted for purchase.

Unless the Company exercises its early acceptance option, it expects to accept for purchase and pay the total consideration (as to all Notes tendered prior to the Early Tender Date) and the tender offer consideration (which is the total consideration less the Early Tender Premium, as to all Notes tendered after the Early Tender Date) with respect to all validly tendered Notes on a date (the “Final Payment Date”) promptly following the Expiration Date. On the Final Payment Date, the Company will also pay accrued and unpaid interest up to, but not including, the Final Payment Date on the Notes accepted for purchase.

The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer is subject to the consummation of a new debt offering by the Company. The complete terms and conditions of the tender offer are set forth in the tender offer documents which are being sent to holders of Notes. Holders are urged to read the tender offer documents carefully.

If, following the consummation of the tender offer and the new debt offering, any of the Notes remain outstanding, the Company intends to redeem such Notes at a redemption price of $1,018.75 per $1,000 principal amount of the Notes pursuant to the terms of the Notes and the indenture under which they were issued.

The Company has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer. Questions about the tender offer may be directed to the Dealer Manager at 800-820-1653 (toll free). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the tender offer, at 800-967-7921 (toll free) or 212-269-5550 (collect).

The tender offer is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company. No recommendation is made as to whether holders of the Notes should tender their Notes.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-Q for the quarter ended March 31, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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